Exhibit 16.1

May 7, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of New Jersey Resources Corporation’s Form 8-K dated May 7, 2007, and have the following comments:

1.We agree with the statements made in the second sentence of the first paragraph, the second paragraph, the third paragraph, the fourth paragraph, the fifth paragraph and the sixth paragraph.

2.We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph or the seventh paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Parsippany, New Jersey